UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2021

RAFAEL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-38411	82-2296593
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 212 658-1450

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b)-2 of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class B common stock, par value $0.1 per share	RFL	New York Stock Exchange

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 5, 2021, Rafael Holdings, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Ameet Mallik that provides for Mr. Mallik to be appointed as Chief Executive Officer of the Company on May 1, 2021 (the “Start Date”). The Company’s Board of Directors approved that appointment to be effective as of the Start Date.

The Company’s Board of Directors and its Compensation Committee approved the Employment Agreement with Mr. Mallik, which provides, among other things, the following: (i) an annual base salary of $600,000; (ii) a signing bonus of $2,000,000 with potential of an additional contingent $400,000 dependent on certain conditions related to his current position as set forth in the Employment Agreement, (iii) annual target performance bonus of 50% of the base salary; (iv) an initial grant of restricted shares of the Company’s Class B common stock representing 5% of the total outstanding shares of the Company, after giving effect to the exercise, conversion, or exchange of all outstanding securities that are exercisable or exchangeable for, or convertible into, capital stock of the Company and that will vest as to one-fourth of the restricted shares or other interests granted five business days following the first anniversary of the Start Date and the remainder of the restricted shares will vest ratably on a monthly basis beginning with the thirteenth month following the Start Date and all grants will be vested by the fourth annual anniversary of the Start Date; (v) in the event of event of a Transaction, as defined in the Employment Agreement, the Company will grant additional restricted shares of Class B common stock of the Company to Mr. Mallik so that the Mr. Mallik’s equity interest in the Company represents an indirect, beneficial 5% ownership interest in Rafael Pharmaceuticals, Inc. after giving effect to the exercise, conversion, or exchange of all outstanding securities that are exercisable or exchangeable for, or convertible into, capital stock of the Company; (vi) at-will employment, provided that if Mr. Mallik’s employment is terminated without cause (as such term is defined the Employment Agreement) or resigns for good reason (as such term is defined in the Employment Agreement) on or prior to the first anniversary of the Start Date (and not in connection with, or within six months following a Change of Control (as such term is defined in the Employment Agreement)) and upon other conditions set forth in the Employment Agreement, Mr. Mallik will be entitled to severance in the amount of $5,000,000, to be held in escrow for one year subject to the above; and (vii) in the event of termination without cause or resignation with good reason after the first anniversary of the Start Date (and not in connection with, or within six months following a Change of Control) or in connection with, or within six months following a Change of Control, Mr. Mallik will be entitled to severance as set forth in the Employment Agreement.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.01 to this report and is incorporated herein by reference.

Ameet Mallik, 48, has served as Executive Vice President and Head, U.S. Oncology of Novartis since November 2017. In this role, Mr. Mallik was responsible for Novartis’s commercial and medical oncology operations in the United States. From November 2015 to November 2017, Mr. Mallik served as Global Head, Marketing, Value and Access, and from April 2014 to November 2015 as Head, Latin America and Canada, both for Novartis Oncology. Mr. Mallik began his career at Novartis as Head of Strategic Planning and has held a number of commercial leadership roles at Novartis and Sandoz. At Sandoz, Mr. Mallik was Head of Biopharmaceuticals & Oncology Injectables at Sandoz. Mr. Mallik previously worked as an Associate Principal at McKinsey and Company. Mr. Mallik serves on the Health Section Governing Board of BIO, the world's largest trade association representing biotechnology companies and institutions. Mr. Mallik holds an M.B.A. from The Wharton School at the University of Pennsylvania, and an M.S. in Biotechnology and B.S. in Chemical Engineering, both from Northwestern University.

A copy of the March 11, 2021 press release relating to the above events is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Document
10.01	Employment Agreement dated as of March 5, 2021, between the Company and Ameet Mallik (certain non-material terms redacted).
99.1	Press Release, dated March 11, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAFAEL HOLDINGS, INC.

By:	/s/	David Polinsky
Name: David Polinsky
Title: Chief Financial Officer

Dated: March 11, 2021

EXHIBIT INDEX

Exhibit
Number	Document
10.01	Employment Agreement dated as of March 5, 2021, between the Company and Ameet Mallik.
99.1	Press Release, dated March [__], 2021.